NEWS RELEASE

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces Estimate of Losses from Florida Hurricanes

        ST. MICHAEL, Barbados – October 1, 2004 — Everest Re Group, Ltd. announced today that, based on its initial assessment of potential exposures, it expects aggregate losses from Hurricanes Charley, Frances, Ivan and Jeanne, and the quarter’s Pacific typhoons, to approximate $190 million, net of tax. This includes, with respect to the hurricanes, the Company’s U.S. and Caribbean exposures. This estimate is subject to variability reflecting the unusual pattern of multiple storms and the resulting impacts on claims adjusting by, and communications from, ceding companies.

        The Company noted that the losses it has incurred, and more broadly the industry losses from this unfortunate series of catastrophe events, serve to underscore the vital role the global insurance and reinsurance industries serve in protecting the economic interests of their customers, as well as the importance to the companies within these industries of underwriting discipline, including the prudent management of catastrophe accumulations. The Company further noted that its undiminished financial strength, as reflected by its Shareholders’ Equity, which is estimated to have grown to $3.5 billion at the end of the third quarter, maintains Everest’s superb positioning as a leading global reinsurance provider.

        This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.